Exhibit 99.1

Golden Phoenix Increases Mineral Property Position in the Mineral Ridge Mining District, Esmeralda County, Nevada; Reports on First Round of Financing

LAS VEGAS, NV, JUNE 19, 2013 - Golden Phoenix Minerals, Inc. (OTC Bulletin Board: GPXM) (“Golden Phoenix” or the “Company”) is pleased to announce it has increased its mineral property position in the Mineral Ridge Mining District, located in Esmeralda County, Nevada.

Under the terms of an Exploration and Mining Lease with Options to Purchase Agreement, effective June 17, 2013 (the “Agreement”), the Company acquired the rights to 16 unpatented lode mining claims on BLM lands located near the operating Mineral Ridge gold project (the “North Springs Properties”).  The Agreement requires the Company to make advance royalty payments of $5,000 cash and 1,000,000 shares of its common stock upon signing, with additional cash and common share payments on certain anniversary dates of the Agreement.

Subject to prior termination, the term of the Agreement shall be for a period of twenty years commencing on the effective date.  The Company is obligated to pay a production royalty equal to three percent of the Net Smelter Returns (“NSR”) from the production or sale of minerals from the North Springs Properties and meet defined minimum annual work commitments ranging from $10,000 in the first year to $100,000 beginning in the fifth year and thereafter.

The Company previously announced that the Company and its partner had signed an amended and restated option agreement: granting an extension of time for the parties to perform their obligations; modifying the cash and common share payment requirements of the Company; and redefining the Company’s work commitment for the Vanderbilt, Coyote Fault and Coyote Fault Extension silver and gold properties, also located adjacent to the Mineral Ridge gold project.

“Our increased mineral property position adjacent to the producing Mineral Ridge gold project represents our most immediate exploration and development opportunity,” stated Don Gunn, President of the Company, “and we are pleased for our ability to acquire an interest in the North Springs Properties.  We have completed phase I exploratory drilling, geologic mapping and outcrop sampling on our properties with positive results, and as funding permits, we plan to continue this activity in the Mineral Ridge Mining District in Nevada.”

In June 2013, the Company completed the first round of a convertible debt financing with net proceeds of $40,000, to be used to make the initial payment for the North Springs Properties and to provide working capital.

For more information please visit our web site at http://www.goldenphoenix.us.

About the Company: Golden Phoenix Minerals, Inc. is a Nevada-based mining company with international exposure to gold, silver and strategic metals through a current portfolio of mineral property opportunities in Nevada, Panama, Canada and Peru. Golden Phoenix is committed to delivering shareholder value by identifying, acquiring, developing and joint venturing gold, silver and strategic metal deposits throughout North, South and Central America using competitive business practices balanced by principles of ethical stewardship.

Forward-Looking Statements: Information contained herein regarding pending legal matters or strategy, optimism related to the business, expanding exploration, development activities and other such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbors created thereby. While Golden Phoenix believes such statements are reasonable, they are based on current expectations, estimates and projections about the Company's business and are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description limited herein due to many factors including continued market prices for the Company’s mineral products, domestic and international business and economic conditions, and other risk factors listed in the Company's Securities and Exchange Commission (SEC) filings under “risk factors” and elsewhere. The Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

For More Information, Contact:
Golden Phoenix Investor Relations
Telephone (702) 589-7475
Email: investors@goldenphoenix.us